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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Net Value Holdings, Inc.:

We consent to the use of our report dated March 31, 2000 relating to the consolidated balance sheet of Net Value Holdings, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

San Francisco, California
June 5, 2000